EXHIBIT 6(m)

Loan No. 4693434-5001

$29,500,000.00

PROMISSORY NOTE

(Non-Revolving)

Las Vegas, Nevada

Made and effective as of

November 12, 2015

1. Principal Obligation and Interest.

Lake Mead Partners, LLC, a Delaware limited-liability company ("Borrower"), unconditionally promises to pay to NEVADA STATE BANK ("Bank"), or order at its office located at 750 East Warm Springs Road, Las Vegas, Nevada 89119, or at such other place as the Bank may designate in writing, in currently available funds of the United States, the principal sum of Twenty Nine Million Five Hundred Thousand and No/100 Dollars ($29,500,000.00), or so much as shall be advanced thereof, together with interest on the unpaid principal at the interest rate described below. Notwithstanding the forgoing, the Borrower acknowledges that the amount of the advances made under this Promissory Note (this "Note") will be subject to the limitations set forth in the Loan Agreement (defined below). The interest rate for this Note shall be calculated on the basis of three hundred sixty five (365/three hundred sixty (360) day year. (Such an interest calculation method may cause the effective interest rate hereunder to be higher than the stated interest rate.) Whenever there is a default by Borrower under this Note, the interest rate on the unpaid principal balance shall, at the option of the Bank, be at the Default Rate (defined and set forth below). A condition precedent to the Bank's funding of the loan evidenced by this note is that the Borrower pays a non-refundable loan fee equal to one half of one percent (0.50%) of the face value of the Note. Such fee will be deemed fully earned when paid. Notwithstanding any provision of this Note to the contrary, the loan (the "Loan") evidenced by this Note shall be disbursed in accordance with the terms of the Loan Agreement.

2. Repayment.

(a) Borrower shall make monthly principal and interest payments due on this Note, commencing on the fifteenth day of the first calendar month after the month in which this Note is executed, and continuing on the fifteenth day of each successive calendar month thereafter. Such payments shall be in the amount of One Hundred Fifty Six Thousand Six Hundred Fifty and 25/100 Dollars ($156,650.25), based on a twenty five (25) year loan amortization period and the Effective Interest Rate defined below in Section 4(b) of this Note. The total outstanding principal balance due under this note, and all accrued and unpaid interest and other fees due hereunder, shall be due and payable in full ten (10) years after the date of this Note ("Maturity Date"). This Note is not fully amortizing, meaning that there will be a "balloon" payment due on the Maturity Date of all unpaid principal, interest and fees.

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(b) Interest under this Note (the "Effective Interest Rate") will accrue at a fixed rate equal to four percent (4.00%) per annum (subject to any applicable Default Rate, as defined below).

(c) All payments received under this Note shall be applied first to the payment of all fees hereunder, then to accrued interest and the balance shall be then applied to principal. Borrower shall make payments required hereunder to the Bank's office address indicated in Section 1 above, or at a different place if required by the Bank.

3. Prepayment Provision.

Borrower shall pay a prepayment premium equal to one percent (1.0%) of the amount prepaid for all prepayments hereunder, whether voluntary or involuntary (including prepayments arising from acceleration, condemnation, payment of insurance premiums, arising from an Event of Default or otherwise), made during the first five (5) years of the term of this Note. Thereafter there is no prepayment premium hereunder.

4. Security.

This Note is secured by first position Deed of Trust and Security Agreement With Assignment of Rents and Fixture Filing of even date herewith ("Deed of Trust"), and is governed by the terms of a Term Loan Agreement of even date herewith ("Loan Agreement"). As additional security for this Note, the Bank has a lien on, a continuing security interest in, and a right to set off at any time without notice against, all property and deposit accounts, if any, under the control of the Bank which belongs to Borrower or any other party to or guarantor of this Note.

5. Default and Acceleration.

The principal unpaid balance, plus accrued interest, shall, at the option of the Bank or any holder of this Note, become due and payable without notice or demand upon the happening of any one or more of the Events of Default defined in the Loan Agreement. In the event that any amount due under this Note is reduced to judgment, or if Borrower fails to make any payment provided for in this note when due, after the expiration of all applicable cure periods, or if any of the other Events of Default described above shall occur and such Event of Default is note cured as allowed by the Loan Agreement, the Bank, or any holder of this Note, may, at its option declare the unpaid balance of principal and the accrued unpaid interest due and payable although the time of maturity as expressed herein shall not have arrived, and, regardless whether the Bank so accelerates, the total of the unpaid balance of principal and the then accrued and unpaid interest shall then begin accruing interest at the Effective Interest Rate stated in Section 2(b) above, plus five percent (5%) per annum ("Default Rate"), until such time as the Event of Default in question has been cured. At that time, the interest rate will revert to the Effective Interest Rate. Borrower acknowledges that the effect of this Default Rate provision could operate to compound some of the interest obligations due, and Borrower hereby expressly consents to such compounding should it occur and to the compounding of interest in general (to the full extent allowed by NRS Section 99.050). In addition to the Default Rate, and all other fees due hereunder, for each payment not made within fifteen (15) days of the due date therefor, Borrower will pay Bank a "late fee" equal to five percent (5%) of the payment due. Upon the imposition of the Default Rate, Bank may at its sole i) recalculate the monthly principal and interest payments using the Default Rate and the amortization period set forth above, or ii) require the Borrower pay additional interest accruing under the Default Interest Rate monthly with its regular monthly principal and interest payment, or iii) require that Borrower pay all such default interest rate on or before the Maturity Date as an additional "balloon" payment.

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6. Attorneys' Fees and Costs.

Should the indebtedness represented by this Note, or any part hereof, be collected at law, in equity, or in any bankruptcy, receivership or other court proceeding, or an attorney be retained by the Bank for collection, the non-prevailing party in such action and/or proceeding shall pay all reasonable attorneys' fees of the prevailing party, plus all other costs and expenses of collection and enforcement, including any fees incurred in connection with such proceedings. Furthetmore, in the case of an action or proceeding (whether in a court or otherwise) by Bank to enforce this Note and/or any other documents executed by Borrower in connection herewith, in addition to such attorney's fees, costs and expenses, and in addition to principal and interest due on the Note, Bank shall be entitled to recover from Borrower other costs incurred by Bank for the collection of this Note and/or enforcement of the Bank's rights with respect to the enforcement, administration, supervision, preservation or protection of, or realization upon, any property securing payment hereof.

7. Costs.

Borrower agrees to pay all of Bank's "out of pocket" costs in connection with this Note including, without limitation, title fees, recording fees, reasonable attorney's fees, document fees, and other similar costs and fees.

8. Miscellaneous.

(a) The failure of the Bank to act or to exercise any right or remedy shall not in any way affect or impair the obligations of Borrower to the Bank, or constitute a waiver by the Bank of, or otherwise affect any of, the Bank's rights under this Note, under any endorsement or guaranty of this Note or under any document or instrument evidencing any security for payment of this Note.

(b) The invalidity or unenforceability of any one or more provisions of this Note shall in no way affect the other provisions.

(c) Borrower waives presentment, demand for payment, dishonor, notice of dishonor, protest, notice of protest, notice of nonpayment and any other notice or formality and any right of offset.

(d) All titles used in this Note are intended solely for convenience and reference; said titles shall not affect any terms, provisions, or meanings of this Note.

(e) No waiver or modification of any of the terms or provisions of this Note shall be valid or binding unless set forth in a writing signed by a duly authorized officer of the Bank, and then only to the extent therein specifically set forth.

(f) All rights and remedies provided to the Bank or the holder of this Note shall be cumulative and shall be in addition to all other rights and remedies provided at law or in equity and all such rights and remedies may be exercised singly, successively and/or concurrently.

(g) Time is of the essence hereof.

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(h) The laws of the State of Nevada shall govern the validity, constructions, performance and effect of this Note.

(i) All notices give to or made upon Borrower shall be deemed to have been given or made when deposited in the U.S. Mail and addressed to Borrower at the address stated in the Deeds of Trust.

(j) All cure periods provided herein shall run concurrently with any applicable statutory cure periods.

(k) Borrower and Bank hereby waive their respective rights to a trial by jury in any action or proceeding based upon, or related to, the subject matter of this Note, the Deed of Trust, the Loan Agreement or the Security Documents (defined in the Loan Agreement). This wavier is a knowing, intentional and voluntary waiver made by Borrower and Bank, and Borrower acknowledges that neither Bank nor any person acting on behalf of Bank has made any representations of fact to induce this wavier of trial by jury on in any way to modify or nullify its effect. Borrower and Bank acknowledge that this waiver is a material inducement to enter into a business relationship, that each of them has already relied on this waiver and that each of them will continue to rely on this waiver.

(l) To the extent that any Borrower is determined by a court of competent jurisdiction to be a guarantor or surety hereunder, such party hereby waives and relinquishes all rights and remedies accorded by applicable law to guarantors and sureties generally and agrees not to assert or take advantage of any such rights or remedies, including, without limitation: (i) any right provided by Nevada Revised Statutes §40.430, or any other statute or decision, to require Bank to proceed against Borrower or any other person or to proceed against or exhaust any security held by Bank at any time or to pursue any other remedy in Bank's power before proceeding against a guarantor or surety, or any right to require the marshaling of assets; (ii) any defense that may arise by reason on the incapacity, lack of authority, death or disability of any other person or persons or the failure of Bank to file or enforce a claim against the estate (in administration, bankruptcy or any other proceeding) of any other person or persons; (iii) demand, protest and notice of any kind, including, without limitation, notice of the existence, creation or incurring of any new or additional indebtedness or obligation or of any action or non-action on the part of Borrower, Bank, any endorser or creditor of Borrower or any guarantor or surety or on the part of any other person whomsoever under this or any other instrument in connection with any obligation or evidence of indebtedness held by Bank as collateral or in connection with any indebtedness hereby guaranteed; (iv) any defense based upon any election of remedies by Bank, including, without limitation, an election to proceed by a non-judicial rather than judicial foreclosure, which may destroy or otherwise impair the subrogation rights of any guarantor or surety or the right of any guarantor or surety to proceed against Borrower for reimbursement, or both (or any defense based upon any statute or rule of law which provides that the obligation of a guarantor or surety must be neither larger in amount nor in other respects more burdensome than that of the principal).

9. Loan Agreement

If there is any conflict between the terms of this Note and the Loan Agreement, the terms of the Loan Agreement with control.

[Signature page follows.]

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IN WITNESS WHEREOF, this Note has been executed effective the date and place above written.

BORROWER:

Lake Mead Partners, LLC, a Delaware limited liability company

By:	GK Development, Inc., an Illinois corporation, Manager

	By:	/s/ Garo Kholamian
Garo Kholamian, President

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